Company Press Release
SOURCE:   Process Technology Systems, Inc.

Process Technology Systems, Inc. and Forster Drilling Corporation Satisfy the Conditions Subsequent to the Close of Their Agreement and Plan of
Reorganization.

HOUSTON--(BUSINESS WIRE) July 12, 2006. PROCESS TECHONOLOGY SYSTEMS, INC. (OTC: BB: PTCY), a Nevada Corporation ("the Public Company"), announces it has satisfied the conditions subsequent to the Closing of its Agreement and Plan of Reorganization ("the Plan") with Forster Drilling Corporation, a privately held Nevada Corporation ("the Private Company").

Pursuant to the Plan, the Private Company has changed its name from Forster Drilling Corporation to Forster Tool & Supply, Inc. The Public Company has changed its name from Process Technology Systems, Inc. to Forster Drilling Corporation. Third generation drilling contractor, Company founder and CEO, Fred Forster III, stated "Being a publicly traded company allows us to progress much faster with our business plan of developing a fleet of superior drilling rigs and a fully integrated service company."

As of the open of business today, the shares of common stock of the reorganized and renamed Public Company, Forster Drilling Corporation, began trading on the Electric Bulletin Board (OTC BB) under the new symbol FODL.

The newly reorganized and renamed Public Company common stock shares have been assigned a new CUSIP Number: 34659W102, and ISIN Number: US34659W1027.

The Private Company Shareholders ("the Shareholders") will receive a Form Letter of Transmittal from the newly reorganized and renamed Public Company's Transfer Agent, Computershare, whereby the Shareholders can exchange their shares of common stock in the Private Company for shares of common stock in the Public Company.

The newly reorganized and renamed Public Company has organized a wholly-owned Texas subsidiary Forster Drilling Inc., to conduct its U.S. land based contract drilling activities.

In addition, the newly reorganized and renamed Public Company has organized a wholly-owned Nevada domiciled subsidiary, Forster Exploration & Production, Inc., to conduct its U.S.-based exploration and production activities.

About the Newly Reorganized Public Company

Forster Drilling Corporation is engaged in three related business activities:

     * Providing contract drilling services to independent oil and gas exploration and production companies;
     * Acquiring and rebuilding rotary drilling rigs and manufacturing major rig components; and
     * Exploring for, development, production, and sale of oil and natural gas.

As a drilling contractor, the Forster family has a reputation for reliability, high-quality equipment, and well-trained crews spanning 75 years.

The Company is exercising its option to purchase a purpose-built rig manufacturing facility located at 280 South Industrial, Odessa, Texas. The facility consists of five fenced acres, two 15,000sq.ft. "rig hangers," each with twin overhead electric cranes for heavy equipment mobilization and assembly, a stand alone welding shop with sand floor, machine shop, sandblasting and painting booth and associated offices.

The Company has the ability to re-manufacture a diesel mechanical rotary drilling rig capable of drilling approximately 10,000' to 20,000'.

Providing Contract Land Drilling Services

Forster Drilling Corporation's goal is to build a service company with a fleet of "like new" land drilling rigs capable of drilling from approximately 10,000 feet to 20,000 feet. The Company will concentrate its operations in Texas and New Mexico where rig utilization rates and day rates remain higher due to prospect quality and heavy concentrations of natural gas reserves. Natural gas reserves typically are found deeper and generally require bigger and better equipment and more experienced crews to drill the wells. Our competitive strategy emphasizes our ability to build a rig to our customers' specifications, the quality of our equipment, the maintenance of our equipment, the experience of our rig crews and our 75 year history differentiates Forster Drilling Corporation from our competitors.

The Company is currently refurbishing seven diesel mechanical rotary drilling rigs; two National 50As, a Continental EMSCO A-550, a National 55, a National 50CA, a National 100, and a Continental EMSCO GB350.

Forster Drilling Corporation is standardizing its rig fleet. The Company plans to trade its Continental EMSCO A-550 Drawworks for a National 55 Drawworks. The Company plans to acquire two National 80-B Drawworks and a National 110EH Drawworks.

It is expected that all rigs will be deployed in the Barnett Shale Trend of North Texas, the Permian Basin of West Texas and Eastern New Mexico, and the Cotton Valley/Travis Peak Trend of East Texas, pursuant to day rate contracts. The rigs are currently being re-manufactured to "like new condition" before being deployed.

Additional information about Forster Drilling Corporation and its technology can be found on its website at www.forsterdrilling.com or contact Forster Drilling Corporation at (713) 266-8125.

Notice: This Statement contains, and oral statements made from time to time by Company representatives concerning information contained herein may contain, so-called "forward-looking statements". These statements can be identified by introductory words such as "expects," "plans," "will," "estimates," "forecasts," "projects" or words of similar meaning, and by the fact that they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing the Company's growth strategy, operating and financial goals, regulatory submissions and approvals and development programs. Many factors may cause actual results to differ from the Company's forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and other of which are not. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements.

Contact Information: For Process Technology Systems, Inc.: The Buick Group, Toronto, Jonathan Buick, 1-877-748-0914 (toll free), Office: 416-915-0915,
Fax: 416-915-0916, jbuick@buickgroup.com, www.buickgroup.com